UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 8, 2017

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(A) of the Exchange Act. [ ]

1

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2017, Corning Natural Gas Holding Corporation (the “Company”) entered into a revised Change in Control Agreement with each of the Company’s named executive officers other than its President and Chief Executive Officer to be effective as of April 27, 2017 (the “Change of Control Agreements”) to replace similar agreements expiring by their terms on May 1, 2017. In general, the Change of Control Agreements provide that if the executive’s employment with the Company is terminated prior to or within one year after a Change of Control (other than as a result of the executive’s death, disability or resignation without “Good Reason”), the Company will pay the executive an amount equal to one-times that officer’s annualized compensation, as described in more detail under Item 5.02 below, which is incorporated herein by reference.

The summary of the Change of Control Agreements above and under Item 5.02 below do not purport to be complete and are qualified in its entirety by reference to the Change of Control Agreements, which the Company intends to file with the Securities and Exchange Commission as exhibits to its Quarterly Report on Form 10-Q for the period ending June 30, 2017.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As noted above, the Company has entered into a Change of Control Agreement with each of its named executive officers other than Michael I. German, the Company's President and Chief Executive Officer: (i) Firouzeh Sarhangi, Chief Financial Officer and Treasurer; (ii) Stanley G. Sleve, Vice President - Administration and Corporate Secretary; (iii) Matthew J. Cook, Vice President - Operations; and (iv) Russell S. Miller, Vice President - Gas Supply and Marketing.

Each Agreement is effective as of April 27, 2017, and terminates on the first to occur of: (i) termination of the executive's employment with the Company prior to a Change of Control (as defined in the Change of Control Agreements); (ii) one year from the date of a Change of Control; or (iii) May 1, 2022, but only if no Change of Control has occurred as of such date. For purposes of the Change of Control Agreements, a “Change in Control” shall be deemed to have occurred if (i) any person (individual, corporation, partnership or other entity) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors ("Voting Securities"), (ii) in the event that following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company, or any combination thereof, any person becomes the beneficial owner, directly or indirectly, of 50% or more of the Voting Securities of the surviving entity, or (iii) the shareholders of the Corporation shall have voted to liquidate or sell substantially all of its assets.

2

Under each Change of Control Agreement, upon termination of the executive's employment with the Company within 12 months following a Change of Control, unless such termination is because of the executive's death or Disability, or by the Company for Cause (each as defined in the Change of Control Agreements), or by the executive other than for Good

Reason (as defined in the Change of Control Agreements), the Company will be required to pay to the executive the following: (i) the executive's full salary through the date of termination and all other unpaid amounts to which the executive is entitled as of the date of termination under any play or other arrangement of the Company, at the time such payments are due (and in any event within 90 days after the executive's separation of service from the Company); and (ii) an amount equal to 1.0 multiplied by the executive's annualized includable compensation for the base period (within the meaning of Section 280G of the Internal Revenue Code), subject to reduction if such payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, which payment shall be made in a lump sum within 90 days after the executive's separation from service.

The executives are not required to mitigate the amount of any payment under the Agreements by seeking employment or otherwise. The Company has also agreed to pay to each of the executives reasonable legal fees and related expenses incurred by the executive in connection with the Change of Control Agreement, provided that the Company shall have agreed, by way of settlement, court order or otherwise, to pay some amount to Executive with respect to this Agreement or the termination of employment.

The summary of the Change of Control Agreements above and under Item 1.01 above do not purport to be complete and are qualified in its entirety by reference to the Change of Control Agreements, which the Company intends to file with the Securities and Exchange Commission as exhibits to its Quarterly Report on Form 10-Q for the period ending June 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Michael I. German

President and Chief Executive Officer

Dated: May 8, 2017